Exhibit (j)(i)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of PIC Investment Trust of our report dated June 15, 2001, relating to the financial statements and financial highlights which appears in the April 30, 2001 Annual Report to Shareholders of PIC Twenty Portfolio, a portfolio of UAM Funds Trust, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 9, 2001